Exhibit 99

Unaudited Pro Forma Combined Financial Statements

On July 9, 2004, we filed a Current Report on Form 8-K to report our acquisition of all of the common shares of NEBS via a cash tender offer and subsequent short-form merger. The acquisition of NEBS was completed on June 25, 2004. The assets acquired and liabilities assumed from NEBS were included in our unaudited consolidated balance sheet as of June 30, 2004, which was included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 as filed with the Commission on August 6, 2004. As such, a pro forma combined balance sheet as of June 30, 2004 is not presented here.

The following unaudited pro forma combined statements of income give effect to (i) the acquisition of NEBS, (ii) our borrowings under the Bridge Revolving Credit Agreement, dated as of May 24, 2004, by and between us, Bank One, NA, The Bank of New York and Wachovia Bank, National Association to finance our acquisition of NEBS and (iii) additional borrowings under our commercial paper program to finance our acquisition of NEBS, as if they occurred on January 1, 2003. The unaudited pro forma information has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Deluxe Corporation and NEBS and the accompanying notes thereto. We have a fiscal year-end of December 31 and, prior to the acquisition, NEBS had a fiscal year-end of the last Saturday in June. The unaudited pro forma combined statement of income for the year ended December 31, 2003 includes our results for our fiscal year 2003 and NEBS results for the period from December 29, 2002 through December 27, 2003. The unaudited pro forma combined statement of income for the six months ended June 30, 2004 includes our results for the period from January 1, 2004 through June 30, 2004 and NEBS results for the period from December 28, 2003 through June 25, 2004.

The estimated purchase price for NEBS has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. This allocation is preliminary, pending detailed analysis and outside appraisals of the fair values of the assets acquired and liabilities assumed, as well as completion of management’s integration plans. Once the analyses and the asset and liability appraisals are completed, the allocation of the purchase price will be finalized. We anticipate that these analyses and appraisals will be completed within the next few months, at which time the allocation of the purchase price to the assets acquired and liabilities assumed will be adjusted accordingly.

The unaudited pro forma combined statements of income have been prepared in accordance with the rules and regulations of the Commission. These statements are intended for informational purposes only and are not necessarily indicative of the future results of operations of the combined company after the acquisition, or the results of operations of the combined company that would have actually occurred had the acquisition been completed as of the date indicated. For example, we anticipate realizing the benefit of synergies between the two companies and we anticipate incurring charges related to integration activities. We also intend to refinance a portion of the short-term debt issued to complete the acquisition of NEBS with long-term debt. The benefits and charges resulting from these actions are not reflected in the unaudited pro forma combined statements of income in accordance with the rules of the Commission.

Unaudited Pro Forma Combined Statement of Income

For the Year Ended December 31, 2003

(dollars and shares in thousands, except per share amounts)

	Deluxe Corporation Historical	NEBS Pro Forma (see Note 3)	Pro Forma Adjustments (see Note 4)			Pro Forma Combined

Revenue	$1,242,141	$726,613	$			$1,968,754
Cost of goods sold	425,965	310,198				736,163

Gross Profit	816,176	416,415				1,232,591

Selling, general and administrative expense	492,511	364,451		28,811	(a)	885,773
Asset impairment and net disposition losses	4,744	13,363				18,107

Operating Income	318,921	38,601		(28,811)		328,711

Other (expense) income	(669)	2,917				2,248

Income Before Interest and Taxes	318,252	41,518		(28,811)		330,959

Interest expense	(19,241)	(7,917)		(21,300	)(b)	(47,293)
				1,165	(c)
Interest income	369	343				712

Income Before Income Taxes	299,380	33,944		(48,946)		284,378

Provision for income taxes	106,908	18,324		(17,131)	(d)	108,101

Net Income	$192,472	$15,620		$(31,815)		$176,277

Earnings per Share:
Basic	$3.53					$3.23

Diluted	3.49					3.19

Average common shares outstanding:
Basic	54,523					54,523

Diluted	55,228					55,228

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2004

(dollars and shares in thousands, except per share amounts)

	Deluxe Corporation Historical	NEBS Pro Forma (see Note 3)	Pro Forma Adjustments (see Note 4)			Pro Forma Combined

Revenue	$618,211	$350,138	$			$968,349
Cost of goods sold	209,752	148,621				358,373

Gross Profit	408,459	201,517				609,976

Selling, general and administrative expense	246,735	181,061		15,248	(a)	443,044
Asset impairment and net disposition losses	78	—				78

Operating Income	161,646	20,456		(15,248)		166,854

Other income	653	20				673

Income Before Interest and Taxes	162,299	20,476		(15,248)		167,527

Interest expense	(10,378)	(4,507)		(10,650	)(b)	(24,952)
				583	(c)
Interest income	197	84				281

Income Before Income Taxes	152,118	16,053		(25,315)		142,856

Provision for income taxes	58,468	6,494		(8,860	)(d)	56,102

Net Income	$93,650	$9,559		$(16,455)		$86,754

Earnings per Share:
Basic	$1.87					$1.73

Diluted	1.86					1.72

Average common shares outstanding:
Basic	50,061					50,061

Diluted	50,473					50,473

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Statements of Income

Note 1:  Basis of pro forma presentation

The accompanying unaudited pro forma combined statements of income and related notes are unaudited. In the opinion of management, the pro forma financial statements include all adjustments necessary for a fair presentation of our pro forma results of operations. These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report on Form 10-K as filed with the Commission on March 12, 2004 and NEBS Annual Report on Form 10-K as filed with the Commission on September 5, 2003.

In accordance with the rules and regulations of the Commission, unaudited combined statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the unaudited pro forma combined statements of income contain disclosures adequate to make the information presented not misleading.

Note 2: Purchase price allocation

On June 25, 2004, we acquired via a tender offer approximately 98% of the common stock of NEBS for $44 per share. Immediately following the close of the tender offer, we completed a merger under which NEBS became a wholly-owned subsidiary and we became obligated to acquire the untendered shares at a price of $44 per share. We also agreed to redeem all outstanding NEBS stock options for $44 per option less the option exercise price. The estimated total purchase price for the acquisition was comprised of the following (dollars in thousands):

Cash payments for NEBS common stock	$585,351
Cash payments to redeem NEBS stock options	44,078
Direct costs of the acquisition	9,854
Total estimated purchase price	$639,283

The estimated purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. This allocation is preliminary, pending detailed analysis and outside appraisals of the fair values of the assets acquired and liabilities assumed, as well as completion of management’s integration plans. Once the analyses and the asset and liability appraisals are completed, the allocation of the purchase price will be finalized. We anticipate that these analyses and appraisals will be completed within the next few months, at which time the allocation of the purchase price to the assets acquired and liabilities assumed will be adjusted accordingly. The following illustrates our preliminary allocation of the purchase price to the assets acquired and liabilities assumed (dollars in thousands):

Cash and cash equivalents	$14,681
Trade accounts receivable	71,563
Inventories and supplies	41,729
Deferred income taxes	18,210
Other current assets	11,673
Long-term investments	2,974
Property, plant and equipment	43,393
Assets held for sale	1,378
Intangibles	342,430
Goodwill	442,657
Other non-current assets	10,617
Accounts payable	(34,729)
Accrued liabilities	(73,251)
Long-term debt due within one year	(10,417)
Long-term debt	(155,203)
Deferred income taxes	(85,410)
Other non-current liabilities	(3,012)
Total purchase price	$639,283

Our preliminary valuation of acquired intangible assets indicates that the fair value of the intangible assets acquired exceeds NEBS historical carrying value for those assets by approximately $220 million. The estimated fair values for these assets are based on preliminary asset appraisals completed by an independent third party. The intangibles acquired consist primarily of trade names and customer lists. The majority of the trade names are expected to be assigned indefinite useful lives. Thus, these assets will not be amortized, but will be analyzed for impairment as required under generally accepted accounting principles. The customer lists are expected to be amortized using accelerated methods over a weighted-average period of approximately seven years. Total amortization expense for acquired trade names and customer lists is expected to be as follows over the next five years based on our preliminary asset valuations (dollars in thousands):

2005 $ 35,703 2006 29,263 2007 22,894 2008 17,565 2009 11,055

Note 3: NEBS pro forma results

The NEBS pro forma results reflect NEBS historical results of operations, adjusted to include acquisitions which NEBS completed during and subsequent to the pro forma periods. In June 2003, NEBS acquired all of the outstanding shares of Safeguard Business Systems, Inc. (SBS), in January 2004, NEBS acquired certain assets of Stephen Fossler Company, Inc. and in April 2004, NEBS acquired certain assets and liabilities of Alles Corporation. The unaudited NEBS pro forma results of operations give effect to these acquisitions as if they had occurred as of January 1, 2003. The unaudited historical results for the period from December 29, 2002 through December 27, 2003, includes goodwill and asset impairment charges of $13.2 million related to NEBS PremiumWear apparel business.

The following illustrates the compilation of NEBS pro forma results for the period from December 29, 2002 through December 27, 2003 (dollars in thousands):

	Historical (unaudited)
	NEBS	Acquired Businesses	Pro Forma Adjustments			NEBS Pro Forma

Revenue	$633,892	$92,721	$			$726,613
Cost of goods sold	267,494	42,704				310,198

Gross Profit	366,398	50,017				416,415

Selling, general and administrative expense	315,055	48,493		903	(i)	364,451
Asset impairment and net disposition losses	13,249	114				13,363

Operating Income	38,094	1,410		(903)		38,601

Other income	1,027	1,890				2,917

Income Before Interest and Taxes	39,121	3,300		(903)		41,518

Interest expense	(6,665)	(999)		(253	)(ii)	(7,917)
Interest income	251	92				343

Income Before Income Taxes	32,707	2,393		(1,156)		33,944

Provision for income taxes	16,984	1,745		(405	)(iii)	18,324

Net Income	$15,723	$648		$(751)		$15,620

The following illustrates the compilation of NEBS pro forma results for the period from December 28, 2003 through June 25, 2004 (dollars in thousands):

	Historical (unaudited)
	NEBS	Acquired Businesses	Pro Forma Adjustments			NEBS Pro Forma

Revenue	$347,791	$2,347	$			$350,138
Cost of goods sold	147,090	1,531				148,621

Gross Profit	200,701	816				201,517

Selling, general and administrative expense	180,167	894				181,061

Operating Income	20,534	(78)				20,456

Other income	—	20				20

Income Before Interest and Taxes	20,534	(58)				20,476

Interest expense	(4,507)	(20)		20	(ii)	(4,507)
Interest income	83	1				84

Income Before Income Taxes	16,110	(77)		20		16,053

Provision for income taxes	6,514	(27)		7	(iii)	6,494

Net Income	$9,596	$(50)		$13		$9,559

 (i)  To record incremental amortization expense for acquired intangible assets.

(ii) To eliminate interest expense recorded in the acquired companies’ historical financial statements. SBS’ debt was required to be paid immediately upon acquisition. No debt was assumed under the purchases of Stephen Fossler Company and Alles Corporation. Additionally, to record interest expense on the borrowings to effect the acquisitions, using NEBS actual interest rate on the borrowings immediately following completion of the acquisitions.

(iii) To record the tax effect of the NEBS pro forma adjustments at the federal statutory tax rate of 35%.

Note 4: Pro forma adjustments

The following pro forma adjustments have been made to the historical financial statements based upon the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition, as well as to reflect interest expense on the borrowings to complete the acquisition:

a)

To record incremental amortization expense for the intangible assets acquired. See Note 2: Purchase price allocation for discussion of the intangible assets acquired.

b)

To record interest expense on the borrowings to effect the acquisition, using our actual interest rate on the borrowings immediately following completion of the acquisition, as follows (dollars in thousands):

Bridge line of credit:  $475,000 at 4.0%

Commercial paper:  $164,283 at 1.4%

If the interest rate on these borrowings were to fluctuate by 1/8%, this would increase or decrease the interest expense amount used in the pro forma adjustment by $0.8 million for the year ended December 31, 2003 and $0.4 million for the six months ended June 30, 2004.

We intend to refinance a portion of the short-term debt we issued to complete the acquisition of NEBS with long-term debt. Debt issuance activities are subject to market and interest rate conditions. As such, we can provide no assurance as to the timing and/or amount of debt that we may issue or whether the terms of the debt will be favorable to us.

c)

To record a reduction in interest expense associated with adjusting acquired debt to fair value. Upon acquisition, the debt assumed from NEBS was adjusted to its fair market value. This adjustment resulted in a debt premium, which is amortized over the term of the debt as a reduction of interest expense.

d)

To record the tax effect of the pro forma adjustments at the federal statutory tax rate of 35%.